EXECUTION VERSION

                                NTL Incorporated
                        110 East 59th Street, 26th Floor
                            New York, New York 10022

                                                         April 30, 2002

France Telecom
208-212, rue Raymond Losserand
75505 Paris Cedex, 15
France

RAPP 26
208-212, rue Raymond Losserand
75505 Paris Cedex, 15
France

Ladies and Gentlemen:

     This letter agreement is being entered into on the 30th day of April 2002, by and among NTL Incorporated ("NTL"), RAPP 26 ("RAPP"), a wholly owned subsidiary of France Telecom ("France Telecom" and together with RAPP, the "France Telecom Parties"), and France Telecom.

     WHEREAS, NTL, France Telecom, BNP Paribas ("BNP"), Credit Agricole Indosuez ("Credit Agricole"), Deutsche Bank AG, Paris Branch ("Deutsche Bank"), and Westdeutsche Landesbank Girozentrale, Paris Branch ("Westdeutsche Landesbank Girozentrale" and together with BNP, Credit Agricole and Deutsche Bank, collectively, the "Banks") entered into a Purchase Agreement dated February 17, 2000, relating to the issuance and sale by NTL of shares of its 5% Cumulative Preferred Stock, Series A (the "5% Cumulative Preferred Stock") to Compagnie Generale des Communications S.A., a wholly owned subsidiary of France Telecom ("COGECOM"), and the Banks, which issuance and sale occurred at a closing held on March 28, 2000;

     WHEREAS, pursuant to an exchange agreement, entered into on September 12, 2001 (the "Exchange Agreement"), by and among NTL, the Banks, France Telecom and COGECOM, the parties thereto exchanged each outstanding share of 5% Cumulative Preferred Stock for one share of Cumulative Convertible Preferred Stock, Series A of NTL (the "Cumulative Convertible Preferred Stock");

     WHEREAS, COGECOM has since transferred the shares of Cumulative Convertible Preferred Stock held by it to RAPP, an indirect wholly owned subsidiary of France Telecom;


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     WHEREAS, NTL has informed the France Telecom Parties that, as part of an overall recapitalization of the debt and equity securities of NTL and its subsidiaries, NTL has been in negotiations with the lenders under the credit agreement dated March 28, 2000 originally made between NTL Incorporated (now known as NTL (Delaware), Inc.) as parent, NTL Cablecom Holding GmbH as shareholder, Cablecom (Ostschweiz) AG (now known as Cablecom GmbH) as principal borrower, the parties named therein as original borrowers, the parties named therein as original guarantors and others, as amended pursuant to an amendment agreement dated May 16, 2000 (the "Cablecom Credit Agreement") to amend the terms and conditions thereof (as proposed to be amended, the "Amended Cablecom Credit Agreement");

     WHEREAS, as part of the agreement to amend the terms of the Cablecom Credit Agreement, the Steering Committee for the Cablecom lenders (as set out in a Confirmation of Terms of Appointment letter agreement dated March 7, 2002) are requiring, among other things, that the provisions set forth on Schedule A of this letter agreement be included in the Amended Cablecom Credit Agreement (the "Cablecom Sale Procedures");

     WHEREAS, under the terms of the Certificate of Designation governing the Cumulative Convertible Preferred Stock (the "Certificate of Designation"), the France Telecom Parties have the right to exchange, subject to the terms and conditions of the Certificate of Designation, shares of Cumulative Convertible Preferred Stock for up to 50% of the outstanding shares (the "Eurotel Stock") of NTL Cablecom Holding GmbH ("NTL Cablecom"), or any other holding entity which is wholly owned by NTL and holds the entire issued and outstanding capital stock of NTL Cablecom and its subsidiaries (including any minority interests owned by such entities); and

     WHEREAS, the right under paragraph (8) of the Certificate of Designation to exchange shares of Cumulative Convertible Preferred Stock for up to 50% of the outstanding shares of Eurotel Stock may be inconsistent or in conflict with the Cablecom Sale Procedures.

     NOW THEREFORE BE IT RESOLVED, that the parties agree as follows:

     1. Subject to the conditions set forth in Section 5, the France Telecom Parties agree to waive, release and discharge the right to exercise or attempt to exercise (or provide notice thereof to NTL) the exchange of shares of Cumulative Convertible Preferred Stock for shares of Eurotel Stock under the Exchange Agreement, the Certificate of Designation or otherwise; for the avoidance of doubt from and after the date of this letter agreement, (a) subject to the conditions set forth in Section 5, the France Telecom Parties shall have no right to exchange shares of Cumulative Convertible Preferred Stock for shares of Eurotel Stock pursuant to the Exchange Agreement, paragraph (8) of the Certificate of Designation or otherwise, (b) unless and until an Exchange Right Reinstatement Event (as defined in Section 5) occurs, NTL and its subsidiaries shall not be required to take into account the matters set forth in the Exchange Agreement and the exchange rights of the France Telecom Parties contained in paragraph (8) of the Certificate of Designation in conducting the


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business and operations of, maintaining licenses of, financing of, or disposing of NTL Cablecom and its direct and indirect majority and minority-owned subsidiaries and (c) subject to the conditions set forth in Section 5, all references in the Exchange Agreement to the right to exchange contained in paragraph (8) of the Certificate of Designation shall be deleted and of no further force and effect.

     2. Subject to the conditions set forth in Section 5, the France Telecom Parties agree not to, directly or indirectly, offer, sell, dispose, pledge, create a lien on, hypothecate, monetize, gift, deposit shares of Cumulative Convertible Preferred Stock or Eurotel Stock in a voting trust or otherwise transfer (collectively, the "Transfers"), the Cumulative Convertible Preferred Stock or Eurotel Stock or any interest or participation therein (other than (a) as contemplated by the Put and Call Option Agreement, dated February 17, 2000, by and among France Telecom and the Banks, as amended on March 23, 2000, September 12, 2001, and December 21, 2001, and as may be further amended from time to time (as so amended, the "Put and Call Agreement"), (b) as contemplated by the NTL Non-Binding Term Sheet for Plan of Reorganization, dated April 16, 2002 (the "Term Sheet"), by and among, NTL, the France Telecom Parties and the other parties signatories thereto), or (c) in connection with any tax planning activities of any of the France Telecom Parties that are not inconsistent with the terms and conditions of this letter agreement.

     3. The France Telecom Parties represent and warrant that (a) Section 8.2 of the Put and Call Agreement provides that:

          "8.2 Each Bank undertakes with France Telecom that it will not, prior to the Completion Date [the date on which France Telecom completes the sale and purchase of Cumulative Convertible Preferred Stock from the Banks under the Put and Call Agreement] on which the sale of its Option Stock [the shares of Cumulative Convertible Preferred Stock held by the Banks] is completed or, if later, the Termination Date [March 28, 2003], at any time sell, assign, transfer, create a lien with respect to, encumber, charge, exchange or convert any of its Option Stock or any of its rights thereto unless either:

               8.2.1 a Put Acceleration Event [an event allowing the Banks to accelerate their right to require France Telecom to purchase the shares of Option Stock held by the Banks (defined in the Put and Call Agreement as the "Put Option")] has occurred and (i) has not been remedied as per clause 10.1.2 or (ii) France Telecom shall have not performed its obligation to purchase Option Stock upon exercise by any of the Banks of the Put Option; or

               8.2.2 the prior written consent of France Telecom has been obtained."

          (b) none of the Banks is a Qualified Holder (as such term is defined in the Certificate of Designation) and do not have any right (whether through notice, lapse of time or otherwise) to exchange shares of Cumulative Convertible Preferred Stock for shares of Eurotel Stock under the Exchange Agreement, the Certificate of

     Designation or otherwise; for the avoidance of doubt in the event this representation becomes untrue from and after the date of this letter agreement, France Telecom agrees to exercise timely its rights (and in any case, prior to the consummation of any such exchange) under the Put and Call Agreement to purchase the Cumulative Convertible Preferred Stock held by the Banks, which shall be the sole remedy for NTL for the breach of this representation.

     4. The France Telecom Parties covenant and agree: (a) that if France Telecom does not obtain the Banks' forbearance from exercising the Put Option, France Telecom shall exercise its rights under the Put and Call Agreement to purchase the Cumulative Convertible Preferred Stock held by the Banks pursuant to the terms and conditions of the Put and Call Agreement, (b) not to restate, amend, alter, modify, waive, release, terminate or otherwise affect the obligation of France Telecom from satisfying the Put Option pursuant to the terms and conditions of the Put and Call Agreement (other than in connection with a purchase by France Telecom of all outstanding shares of Cumulative Convertible Preferred Stock); (c) not to restate, amend, alter, modify or otherwise construe the Put and Call Agreement to permit any of the Banks from offering, selling, disposing, pledging, hypothecating, monetizing, gifting or depositing its shares of Cumulative Convertible Preferred Stock other than as contemplated by the Put and Call Agreement; and (d) not to provide the written consent of France Telecom contemplated by Section 8.2.2 of the Put and Call Agreement to any Bank; for the avoidance of doubt the words "and as may be further amended from time to time" contained in the definition of "Put and Call Agreement" in this letter agreement shall not permit or countenance the avoidance of the purpose and intents of this Section 4.

     5. The provisions of Section 1 and Section 2 shall be of no further force and effect, subject to Section 6 and Section 7, in the event that: (a) the Chapter 11 filings as contemplated by the Term Sheet (the "Chapter 11 Cases") shall not have been commenced by May 15, 2002; (b) the Disclosure Statement shall not have been approved by the Bankruptcy Court (as defined in the Term Sheet) by July 15, 2002; (c) the Plan (as defined and described in the Term Sheet) shall not have been confirmed by the Bankruptcy Court by September 1, 2002; (d) the Plan shall not have been substantially consummated by September 15, 2002; or (e) there shall be any modification to, or severance of any provision of, the Plan that is inconsistent with the terms and conditions of the Term Sheet in a manner that is Materially Adverse to the France Telecom Parties (for this purpose, the term "Materially Adverse" shall include, but shall not be limited to, any modification that alters the economic distributions or allocations set forth in the Term Sheet to the France Telecom Parties). The occurrence of any of the events set forth in subsections (a) through (e) above shall be referred to as an "Exchange Right Reinstatement Event."

     6. The France Telecom Parties covenant and agree that from and after the occurrence of an Exchange Right Reinstatement Event, any party that exchanges or provides notice of an exchange of shares of Cumulative Convertible Preferred Stock for shares of Eurotel Stock will (i) instruct any of its representatives on any governing board of NTL Cablecom and/or its subsidiaries to comply with the obligations of NTL Cablecom and/or its


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subsidiaries under the Cablecom Sale Procedures (and take any and all actions to ensure that any of its representatives on any governing board of NTL Cablecom and/or its subsidiaries comply timely with such instructions), including, upon reasonable written notice from the Agent on instructions from the Instructing Group (as such terms are defined in the Amended Cablecom Credit Agreement), with respect to any action necessary for compliance by NTL Cablecom and/or its subsidiaries with the Cablecom Sale Procedures, and if necessary to effect any transaction or series of transactions under the Cablecom Sale Procedures, submit proxies or tender or vote shares of Eurotel Stock as directed by the Agent on instructions from the Instructing Group and (ii) refrain from taking any action (or directing a third party to do the same), in its capacity as a representative on any governing board of NTL Cablecom and/or its subsidiaries or in submitting proxies, voting or tendering Eurotel Stock that could reasonably be expected to impede, delay, prevent or prohibit any action that is undertaken to effect the Cablecom Sale Procedures.

     7. Prior to any permitted Transfer being completed, the France Telecom Parties agree, and shall procure that any proposed transferee agrees, to the matters set forth in Section 1, Section 2, Section 5 and Section 6 and provide to NTL written assurances thereof addressed to NTL as a precondition to the effectiveness of any such Transfer. No Transfer shall be effective unless and until such written assurances (which shall be satisfactory to NTL acting reasonably) has been provided to NTL. The France Telecom Parties agree not to Transfer shares of Cumulative Convertible Preferred Stock or Eurotel Stock until NTL has been given the opportunity to include a legend with respect to the matters set forth in Section 1, Section 2, Section 5 and Section 6 on the stock certificates representing shares of Cumulative Convertible Preferred Stock or Eurotel Stock, as the case may be.

     8. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that State and without regard to any applicable conflicts of law principles. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in any New York State or Federal court sitting in The City of New York.

     9. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     10. Each party hereto warrants that no broker, investment banker, financial advisor, finder or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, commission or expense reimbursement in connection with the entering into of this letter agreement by such party.

     11. This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     12. The parties hereto agree that irreparable damage would occur in the event the matters set forth in this letter agreement were not complied with and that the parties shall be entitled to specific performance in respect thereof, in addition to any other remedy at law or equity without the necessity of posting a bond.

     13. This letter agreement may not be amended, modified or assigned, nor any provision herein waived, except by an instrument in writing signed by NTL and the France Telecom Parties.

     14. If reasonably necessary or appropriate to more fully effect the intents and purposes of this letter agreement, each party shall promptly do or cause to be done all acts and things necessary for such party to amend the Exchange Agreement and/or the Certificate of Designation. If such an amendment is necessary, France Telecom shall secure the timely approval of the Banks to any such amendment(s).

     15. Each of the parties hereto are responsible for all costs and expenses arising out of the negotiation and/or entering into of this letter agreement.

     16. In the event of any conflict or inconsistency between the provisions of this letter agreement on the one hand and the Exchange Agreement and/or the Certificate of Designation on the other hand, the provisions of this letter agreement shall govern and control.

     17. In the event that (a) from and after the date of this letter agreement and prior to August 31, 2003, one or more transactions contemplated by the Cablecom Sale Procedures is consummated and (b) NTL or any of its subsidiaries has entered into an agreement or arrangement with one or more of the Cablecom lenders to allocate a portion of the equity proceeds to such lenders (in addition to any amounts due under the Amended Cablecom Credit Agreement), NTL and its subsidiaries covenant and agree that any such allocation shall be deducted solely from the equity proceeds that would otherwise have been payable to NTL or any of its subsidiaries and that any such agreement or arrangement shall have no effect on the proceeds, if any, that the France Telecom Parties would receive from any such transaction(s), but for any such agreement or arrangement as contemplated in this Section 17.

     18. The representations and warranties and covenants contained in this letter agreement shall survive from and after the date of this letter agreement.

             (The balance of this page is intentionally left blank.)



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     If the foregoing accurately sets forth our understanding, please sign two copies of this letter agreement and return them promptly to NTL.

                                    Very truly yours,

                                    NTL INCORPORATED

                                    By:   /s/ Richard J. Lubasch
                                       -----------------------------
                                       Name:  Richard J. Lubasch
                                       Title: Executive Vice President, General
                                                  Counsel and Secretary

Acknowledged and agreed
as of the 30th day of
April 2002:

FRANCE TELECOM

By:  /s/ Jean-Louis Vinciguerra
    ----------------------------
    Name:  Jean-Louis Vinciguerra
    Title: Senior Executive Vice President
           and Chief Financial Officer


RAPP 26

By:  /s/ Eric Bouvier
    ----------------------------
    Name:   Eric Bouvier
    Title:  Chairman of the Board

                                   Schedule A*

23.32 Appointment of an Investment Bank

     The Principal Borrower shall, if it has not, by the earlier of (i) 31 August 2002 and (ii) the date falling one month after the NTL Recapitalisation Effective Date, received notification from the Agent confirming that an Instructing Group is reasonably satisfied that the Refinancing Condition has been satisfied or that it is satisfied that sufficient and satisfactory progress is being made towards fulfilling the Refinancing Condition:

     23.32.1 appoint a reputable investment bank approved by the Steering Committee, or if the Steering Committee ceases to exist, an Instructing Group to advise it in connection with the sale of the Restricted Group (or a part thereof); and:

     23.32.2 prepare (in consultation with such investment bank), and deliver to the Agent a proposed timeline in relation to such sale (such timeline to be in form and substance satisfactory to the Agent acting on the instructions of an Instructing Group, acting reasonably).

     The Parent, the Shareholder and/or the Principal Borrower (as the case may be) shall procure that:

     (i) the Agent is promptly notified of any material developments which occur (after the appointment of the aforementioned investment bank) in connection with the proposed sale of the Restricted Group, including without limitation the receipt of any proposal (whether written or not) for the purchase of, or for an investment (whether directly or indirectly) in the Restricted Group; and

    (ii) any proposed purchase of, or investment (whether directly or indirectly) in the Restricted Group, which is approved by an Instructing Group or all the Banks (as required) shall be approved by the Parent and by any other person whose consent or approval shall be required.

     ------------------
     * Capitalized terms used but not defined in this Schedule A shall have the meanings ascribed thereto in the Amended Cablecom Credit Agreement.